UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2025

NNN REIT, INC.

(exact name of registrant as specified in its charter)

Maryland	001-11290	56-1431377
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 South Orange Avenue, Suite 900, Orlando, Florida 32801

(Address of principal executive offices, including zip code)

(407) 265-7348

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.01 par value	NNN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

NNN REIT, Inc. (the “Company”), entered into a Term Loan Agreement dated as of December 17, 2025 (the “Term Loan”), with the lenders from time to time party thereto and with Wells Fargo Bank, National Association acting as the Administrative Agent.

The Term Loan provides for (i) $300 million of senior unsecured borrowing capacity during a six-month delayed draw commitment period and (ii) an accordion option to increase the aggregate facility size to up to $500 million. The Term Loan maturity date is February 15, 2029, subject to two one-year extension options exercisable at the option of the Company. Based on the Company’s current credit ratings, borrowings under the Term Loan will bear interest at an effective rate of SOFR plus the applicable margin of 0.85% (for SOFR borrowings); however, such applicable margin may change based on the Company’s credit ratings. In anticipation of the Term Loan, the Company entered into forward starting swaps totaling $200 million that fix SOFR at 3.22% through January 15, 2029.

The Company expects to use future proceeds from the Term Loan for general corporate purposes. No funds have been drawn on the Term Loan to date.

The Term Loan contains certain (a) restrictive covenants, including, but not limited to, restrictions on the incurrence of additional indebtedness and liens, the ability to make certain payments and investments and the ability to enter into certain merger, consolidation, asset sale and affiliate transactions, and (b) financial maintenance covenants, including, but not limited to, a maximum leverage ratio, a minimum fixed charge ratio and a maximum secured indebtedness ratio. The Term Loan also contains representations and warranties, affirmative covenants and events of default, including certain cross defaults with the Company’s other indebtedness, customary for an agreement of its type. As is customary, certain events of default could result in an acceleration of the Company’s obligations under the Term Loan.

The foregoing description of the Term Loan is not, and does not purport to be, complete and is qualified in its entirety by reference to a copy of the Term Loan filed as Exhibit 10.1 hereto and incorporated herein by reference.

Additionally, the Company entered into that certain First Amendment to Third Amended and Restated Credit Agreement, dated as of December 17, 2025 (the “Revolving Credit Agreement Amendment”), with Wells Fargo Bank, National Association, as Administrative Agent, and a syndicate of lenders named therein to, among other things, remove the 10 basis point SOFR credit spread adjustment.

The foregoing summary of the Revolving Credit Agreement Amendment is not an exhaustive description of the terms of the Revolving Credit Agreement Amendment, which is attached hereto as Exhibit 10.2, and such summary is qualified in its entirety by reference to the attached Revolving Credit Agreement Amendment.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.
10.1	Term Loan Agreement, dated as of December 17, 2025, by and among NNN REIT, Inc., Wells Fargo Bank, National Association as Administrative Agent, and a syndicate of lenders named therein.
10.2

First Amendment to Third Amended and Restated Credit Agreement, dated as of December 17, 2025, by and among NNN REIT, Inc., Wells Fargo Bank, National Association, as Administrative Agent, and a syndicate of lenders named therein.

104.1	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NNN REIT, Inc.

Dated: December 17, 2025	By:	/s/ Vincent H. Chao
Vincent H. Chao
Executive Vice President and Chief Financial Officer